Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

Douglas C. Miller Joins The Phoenix Companies, Inc. as Chief Accounting Officer

Hartford, CT, June 25, 2012 – The Phoenix Companies, Inc. (NYSE:PNX) today announced that its Board of Directors appointed Douglas C. Miller, CPA, as senior vice president and chief accounting officer.

Mr. Miller joins the company today and will manage a number of functions within the company’s Corporate Finance area including Accounting Operations, GAAP Accounting and Expense Management, Statutory Accounting, Investment and Reinsurance Accounting, and Corporate Tax.

He reports to Peter A. Hofmann, senior executive vice president and chief financial officer.

“Doug’s solid experience in both finance and audit is a great fit for Phoenix. He will play a critical strategic leadership role in Corporate Finance as well as the broader enterprise, including support for capital management,” said James D. Wehr, president and chief executive officer.

Mr. Miller was previously vice president and controller for Sun Life Financial (U.S.) and an audit partner for Deloitte & Touche after working for a variety of financial services firms.  He earned his bachelor’s and master’s degrees at Bentley College and is a Certified Public Accountant.

About The Phoenix Companies, Inc.
The Phoenix Companies, Inc. (NYSE:PNX) is a boutique life insurance and annuity company serving customers’ retirement and protection needs through select independent distributors. Headquartered in Hartford, Connecticut, Phoenix has a history of keeping its promises since 1851. For more information, visit www.phoenixwm.com.

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